Exhibit 99.2

Redbox 2021 Analyst Meeting Transcript

Scott Bisang

Joining here today, we have Galen Smith, who's the CEO of Redbox. Jason Kwong, who's the chief strategy and digital officer. And Kavita Suthar, who's our chief financial officer. And then joining from the Seaport Global Acquisition Corp side is Stephen Smith, the Chairman, and Jay Burnham who's a director on the SPAC and also will be a continuing director on Redbox's Board once the company goes public. Just a little bit of housekeeping, we're going to start off with remarks from Galen, Jason and Kavita. And then at the end, we'll do a robust Q&A session. At that point, we'll just ask you to use the raise hand feature so that we can just go through people in order. And with that, I'll let Galen take things from here.

Galen Smith

Awesome. Thanks Scott. And thanks everyone for joining us today. I really appreciate you investing the time to hear the story. A little background on me, some of you I know already. I'm Galen Smith, I'm the CEO. I've been the CEO since 2016, when we went private under Apollo Global Management. Before that, I was the public company CFO of Outerwall, which owned Redbox and I had a number of positions before that, particularly in finance within Redbox, over the years.

What's really exciting for me is about 13, 14 years ago, I was staffed as a junior banker at Morgan Stanley on looking at taking Redbox public before, Coinstar bought the company. So to come full circle and to be talking to you about this today is really, really exciting. I think part of what makes it this exciting is we're really at an interesting juncture for the company, right now. We've got this incredible legacy business that feeds this digital transformation, which we're excited to take you through today. And again, if there's something that we don't answer, we look forward to answering your questions at the end.

To start, in terms of the transaction that we're talking about here, in May, we announced that Redbox and Seaport Global, a public listed company on Nasdaq, would combine in a de-SPAC transaction. As part of that transaction, Apollo Global Management, along with other existing shareholders, will roll 100% of their equity. This will result in about a 59% ownership stake on a pro forma basis assuming no redemptions for those shareholders. We expect to close this quarter, obviously subject to getting through the full review process.

We filed the preliminary proxy last week. As you see here, in terms of valuation, the valuation we're going in at implies what we think is a very attractive number at $693 million on a fully diluted pro forma basis. This represents 3.6x 2022 adjusted EBITDA of $193 million, and a 31% free cash flow yield for anticipated 2022 free cashflow. It also includes a $50 million PIPE that we announced, when we announced the transaction back in May. This is led by Ophir Asset Management. We've also had a number of other strategic investors participate. Two that I would note for you are Lionsgate and Legendary Entertainment, where they invested in the company vision and the digital transformation ahead of us.

Assuming no redemptions, we'll have about $209 million in cash at close on the balance sheet. About $100 million of that will go towards debt paid down. As you might imagine we're coming from a typical private equity capital structure, and so this will help to de-lever it more for the public markets. The rest will go towards cash on the balance sheet and be used for investing in this transformation that we're going to walk through today.

I want to start with a number of things to set the stage for what we're looking at. As we think about the digital transformation and the unique opportunity that Redbox specifically has, we've got these incredibly favorable industry trends, as our core customer base, which as we'll talk about, are late adopters of technology, moves to the digital world. We've got this, this incredible relationship with them. So we're really well positioned to take advantage of those trends and the growth in the ad supported and subscription business.

I mentioned the loyal customer base. We've got this incredible loyalty program that is 39 million members strong. We have 46 million consumer email addresses, 43 million app downloads. And so the opportunity to really reach them and connect with those consumers. The digital strategy solves and addresses a number of really challenging things that customers face today. We all know for those that are in this space, what a fragmented OTT landscape there is. And we think that we're building in a sense, a better mouse trap for our consumer base to be able to experience that OTT landscape.

We've got this built in distribution platform for something that we will talk about called Redbox Entertainment. It's our own set of original movies that we've been working on since 2019, we have this incredible built in distribution platform through the Redbox core channels, to be able to extract even more value. The business has a really attractive financial profile. We think there's significant upside potential to the valuation, particularly with where we put this deal. And then, we also have this proven and diverse management team and management along with the Apollo holders are rolling 100% of their equity into the transaction. And so everyone is financially aligned with driving the value of the company forward.

To spend a little time talking about Redbox today, you may be very familiar with Redbox, and we'll dig into kind of what the business looks like today and where it's going in the future. But at its core, Redbox exists to bring content to the masses. We provide quality home entertainment for everyone, and we do it by making it ridiculously cheap and easy for consumers to get the entertainment they want most. Redbox was founded originally on three core tenets: value, simplicity, and convenience. And we want to take those same core tenets that we had on the physical side and move them to the digital world.

Redbox is a leader today in the entertainment ecosystem. It's America's destination for affordable new movie releases. Just to give you an idea of the scope and scale, we have 40 million customers. We've served them through 40,000 kiosks across more than 150 retailers. To put that number in perspective, that's more US locations than Starbucks and McDonald's combined. We'll dig into the loyalty as I talked about, but we've got this incredibly robust loyalty program with 39 million members, which is a key differentiator for how we connect and incent behavior with our base. And the beautiful thing about this digital transformation is we're already along the path. This is not something that's all on the come, it's something that's already underway, and we're going to continue to leverage our legacy kiosk business to continue to have it to grow as we go forward.

Part of the thing that really drives our success is this value proposition for our business. So if you think about our business, for $2 or less per night you get access to the newest and latest theatrical releases. That's a third the cost of digital options. And we make it really, really convenient with those 40,000 kiosks that I mentioned, 90% of Americans are within a five minute drive of a kiosk.

The other important thing to note is that these movies that we're getting, there's obviously been a lot of noise in terms of windowing over the last year and a half, but we're still getting these movies months before they show up on Netflix. And many of these movies won't show up on Netflix at all, because as we've seen with the proliferation of more direct-to-consumer services. It creates this fragmentation of where content is at. So Redbox has the ability to put it all to one place for the consumer, providing that simplicity, providing that convenience becomes a core tenet of the value that we can drive.

Then lastly just to sum up how we think about the physical business, IBISWorld expects that physical rental in 2023 will still be a $1.1 billion market, so we think that the business has a really long tail.

This slide is really to represent where we're going and what we're offering. So if you think about the core part of Redbox, it's about moving from a one-window, legacy DVD business to a multi-window, multi-faceted digital entertainment company, where we're able to offer content in each of these windows that you see on the page. So that's what we'll be talking about in terms of this transformation that's already underway, including: we've already launched our transactional video on demand service, we've already launched our ad supported service, and part of this transaction brings the investment for us to build out our channels platform to provide that to our consumer base as they make the shift to digital.

The other thing I'd note is you see this covered in both Redbox Entertainment and our loyalty program. So the Redbox Entertainment gives us the opportunity to help program content along these different windows. And from a loyalty program, we have the ability to incent and give the consumer even more value by providing them points all along the way, and then giving them the opportunity to use those points to consume even more entertainment.

To dig in a bit further in terms of where we're at today and the opportunities, we invested very heavily in our marketing assets after the separation from other portfolio companies that were part of Outerwall. It was really an opportunity for us to build out the business. And one of the things that we saw, and you may have experienced this with our customer base if you've covered us before, is we have a very differentiated, underserved and unique customer base. I think about them across two axes – one is value conscious, one is movie lovers. On the value conscious side, 71% of our consumers identify themselves as deal hunters. They want this great value and that's what Redbox provides them. 58% of them are looking for this incremental value that is driven by being a part of loyalty programs.

If you think about a couple of these banners here, Dollar Tree and Dollar General that represents in a lot of ways our consumer base. Now we're obviously way beyond that. We're at almost every grocery store. We're at Walmart. We're at drug, we're at convenience. So we've got this mass distribution, but if you think about the core type of customer we have, it’s that Dollar General, Dollar Tree customer. The other axis is obviously movie lovers. Our consumers just love movies. They consume two times more than the average population. And one of the things that's real interesting to note on this page, and it was actually a bit surprising to us as we dug into the data, was that our users over indexed relative to the general population for continuing to have cable service.

Now, on one level, it's obviously really expensive so it's a little bit of a surprise. But on another level, it makes sense that they haven't made that shift yet from the kind of old distribution to the new distribution model. And you see the key takeaway there at the bottom of page, we think a lot of that is because 70% of our customers are late adopters of new technology. So one of the things that you'll hear from Jason is that they have not yet made the switch.

To give a little bit of a view in terms of what our customer base look like, you can see here, we skew a bit more female than male. More than half of our consumers are married, more than half have kids in the household. And one of the key differentiators, and you'd see this across our customer base versus others and we'll go through this in a second, is that our average household income is $65,000. So it's a little bit less than some of the other streaming services that are out there.

The other thing I'd note is obviously we've got some demographic data at the bottom here, and I'd draw your attention to the middle of the page, which is age. As you see in the box, 68% of our customers are between 18 and 44 years old. So obviously this is a really attractive group, both from an advertising perspective and just overall as they continue to use us. As I think about it, Redbox in a lot of ways is an access point for consumers that don't have a lot of disposable income. Again, it gets back to that value proposition of providing this content in a convenient and unique way to consumers. And if you think about that, 17% of our consumers are 18 to 24, and 28% are 25 to 34. So we've got this great handle on this consumer base that will continue to evolve with us as they go throughout their consumer life cycles.

So as I mentioned on the prior slide, our consumers on average have a $65,000 household income. So one of the things we want to do is take a look and say, "All right, how does our consumer base compare to the general population?" And you can see, this is where we're a bit unique. 37% of the general population reports that they have an average household income of $50,000 or less. As you look at the consumers that we've surveyed using the kiosk, that is actually 44%. We over index there. And of those that have used our ad supported service, that number increased to 56%. So consumers looking for content obviously love free, and we will provide the free ad supported services. If you look at the bottom there, you can see that 34% of the general population represents that they make $100,000 or more. As we survey our customers, it’s only 22% of kiosk users and 13% of ad supported users that are using our service today.

We then took a look at geography, and wanting to understand how to think about where we are. The purple dots here that you see represent the 10 largest markets. And what we want to do is say, "All right, if we took a look at where our consumers that are most loyal transact (those that rent 20 or more a year), that represents in our loyalty program superstars and legends." They actually, as you see, are all outside of these top 10 US markets. And it doesn't mean that those purple markets aren't really important. Obviously something like L.A. has the most number of kiosks of any other location that we have in terms of DMAs. But it does mean that on a per capita basis, we over-index to smaller markets outside those larger general populations, which again, fits with the value and access that you would expect for our consumer base.

This is a great summary in terms of thinking about the different assets that we have. Obviously, one of the things that we think helps differentiate us is this incredibly well-known established entertainment brand in Redbox. We also have from our 18 plus year history this incredibly deep set of customer data. We know what our consumers love to watch. We know what actors they love. We know where they shop. We know when they shop. We know a lot about our consumers and how they interact both at retail, as well as with our various services. And that gives us an opportunity to provide this incredibly customized and personalized experience to them.

We'll dig in on the next slide or two on the perks program, but that 43 million app download number is a really key thing for us that was originally used to be able to take a look at what inventory was at a particular kiosk, reserve it ahead of time. But obviously as we moved into the digital world, it's provided this opportunity for us to continue to expand and offer that digital content right there. And then, I don't think it can go, without saying how important the kiosk network is, our 40,000 kiosks that we have. It provides approximately 400 million estimated weekly retail impressions. So not only do we have the ability to tell them about what are the new releases that are there at the kiosk that week, but obviously it gives us a chance to advertise all of our other services, whether it's the transactional video on demand or free and ad supported content.

And what we found is that as we continue to lean in that, as consumers used more and more content from us, it actually lifts all boats. And so Jason will talk a bit about how we see increased performance in the kiosks as people use our digital services.

The crown jewel of what we've built is this Redbox Perks Program. As we went private in September of 2016, we had a loyalty program that had about 5 million members. When we went private, we invested heavily in building out a loyalty platform. And the opportunity was how do we get them to try more things that we're going to build? So this has been, really successful. We’ve had about 13 million active members in the last 18 months. One of the key things is that 85% of members we're able to reach and market to, which is obviously higher than our normal base. If you think about how Redbox was built, it was really built to be quick and easy – and sometimes an anonymous – transaction, where all we really need is a swipe of a credit card to be able to use the product. With loyalty, we're getting the consumer to give us a lot more information. And this is creating, as I mentioned before, this digital currency for consumers to be able to use across our offering and it gives us a way to further augment value to a consumer that's looking for value. It's obviously a really important group because this group represents more than 50% of the rentals that we see, so we want to continue to grow and invest in our loyalty program as we go forward.

To give you an idea of the power of what we can do, we have two major assets from a marketing perspective that we can use to incent behavior. One is free nights at the kiosk. Jason will talk about this, but we did a promotion last year with Showtime where we offered nights at the kiosk plus a month of Showtime, and it was a really, really successful program for us and for Showtime. So the ability to provide the latest new releases, releases that aren't going to be on Showtime or other services, if not for months, ever, creates this great synergistic value between providing the two. On the right-hand side, you see an offer that we've done with our perks program, where we offer for those that watch Free Live TV, additional perks points. And you can see at the bottom there, what it's done. When we did this campaign, we saw a 39% increase in Free Live TV users. And just as important, we saw a 51% increase in the number of minutes watched. So the ability to not only drive new users to try the service, but for them to also spend more time and obviously drive more ad parts becomes this incredibly valuable tool to driving this transformation of the business.

The kiosk is this incredibly valuable marketing tool, as I mentioned, with the 400 million estimated weekly retail impressions across our approximately 40,000 kiosk base. One of the things that we have done is continue to build out our marketing capabilities at the kiosk itself. So we've always had those stickers that you see, above the screen and below the screen, but we've also added the ability to have both digital ads, as well as digital video ads, on the main screen of the kiosk. We also have that light box on the right-hand side that we can use for ads as well. And one of the really exciting things is that we're in the process of adding 4,000 digital headers to indoor kiosks this year to not only spend time marketing what's in the kiosk, what's coming, maybe even what's coming out theatrically, but also to be able to advertise additional products, driving incremental ad revenue for our media network business.

The other thing to note is that customers love our products. They love us, and love the experience. And we love them as well. As you look at the kiosk experience, we've got a 91% customer satisfaction score. And 97% of customers have told us in surveys that they're going to continue to use the kiosk. If you look at the more recent entrants, we launched TVOD in late 2017, and ad supported last year, we're really excited with the numbers that you see here. We have a 86% customer satisfaction score on transactional video on demand, and a 90% repeat usage score. Again, they're going to come back. On the ad supported side, which launched last year as a minimum viable product, 84% customer satisfaction score with 89% repeat usage score, indicating that they will return to use the product again.

Another example of just how well we're positioned in terms of our product is taking a look at app reviews. As you look at the iOS store here, we've got a 4.8 rating at Redbox, which compares incredibly favorably relative to other streaming companies and puts us well ahead of certain of our competitors. And we want to continue, to invest and build on that so we can provide this great product. Now, we'd like to spend more time going over the digital side, so I'm going to turn it over to Jason to talk about our digital business.

Jason Kwong

Great. Thanks Galen. Hi everyone, I'm Jason Kwong, I'm chief strategy and digital officer. I've been with Redbox about four years now, and prior to coming to Redbox, I was at Fullscreen where I helped launch their subscription streaming service – their SVOD service – where I led all content acquisition, operations strategy and editorial, which was part of Otter Media, which we sold to AT&T. And prior to that, I was at Netflix in a content acquisition role. And prior to that, I was at Warner Bros. Digital doing business development, so licensing out for TVOD / EST as well as leading their mobile apps and mobile gaming business.

I'm going to walk you through our digital strategy. Let me go to the next slide. Our vision, our strategy really is to drive this multi-product digital ecosystem, providing our customers the greatest amount of choice. Think of it as a one stop shop for a variety of content and content services, but really built to super serve our large late adopter customer base. And then we'll further differentiate by providing greater value, by underscoring everything with this perks program and loyalty that is currently 39 million members strong.

So we do that with, as you can see, these boxes here. It includes our transactional video service that gives our customers the choice to rent or buy new release and catalog movies and TV shows, our Free Live TV, or fast channel service that gives our customers the opportunity to surf a menu of channels that are all linear, and supported by ads for free, to give people that lean back channel flipping experience. And our ad supported AVOD service allows people to choose movies and TV shows, start then to watch them completely free with ads, and finally our premium channel service. So giving our customers the ability to browse content, to subscribe and to watch within our experience premium third-party channels like Starz or Showtime, and all that consumed within a single kind of content, service or package. And through this multi-product strategy, we believe that we can simplify the customer experience and give our customers continued, more reasons to continue coming back to Redbox.

And our strategy really helps to solve certain market challenges, and it creates an opportunity for Redbox, especially as it relates to that late adopter and value conscious consumer. The first as you probably know it's extremely expensive to build a brand and to go out and acquire customers, especially as the marketplace has become increasingly competitive. Folks like Quibi as you probably know, they spent in their first six months, over $60 million in marketing their service only to shut it down six months later. Verizon, when they launched go90, their mobile SVOD service, they spent $80 million just in marketing to launch the service. And we know that driving awareness is different than even building a trusted brand and acquiring customers against that. And so not only do we have that established brand as a retailer, but we believe that we can also help third parties like the HBOs and Showtime’s acquire customers because we are that trusted retailer.

The second, while it seems like Netflix might be ubiquitous and everybody is streaming, the reality is that not everybody has made that full shift to digital. Now some folks are subscribing to Netflix, but not everybody has really cut the cord and fully moved over. Especially as it relates to the late adopters, which gives again, Redbox that opportunity, because that's the customer that we address.

Three, you know, there's been a growing or exploding number of SVOD services and OTT services in general, which creates more challenges for consumers. They have to decide what content they want to subscribe to. It makes it tougher to discover content as well as navigate between multiple apps. And again, something that we think we can help organize and solve.

And the last piece is, if you really start to think about the number of players that are vying for share of entertainment wallet from consumers, for those value conscious and value oriented players that customers are really starting to stack services, there's nobody really out there trying to appeal to them as customers are looking for cheaper solutions.

And now, on the next slide. The digital market, as you probably know is growing. The chart down below is really just showing the AVOD, TVOD and SVOD portion of the market, which today is a $49 billion market, expected to grow to $58 billion by 2024. You can see that gray part of the bar, the TVOD portion really is largely flat. So it's very much a fight for market share for most, even though for us we're converting physical leaning customers into that digital space. But where you’re really seeing growth is around AVOD and SVOD, which is going to grow about 20% for both of those businesses over the next four years. And that really creates an opportunity for us to carve out some space in this growing market.

And if you look across the consumer entertainment landscape, one of the biggest consumer trends right now that has been persisting is cord cutting. That's customers cutting their cable subscription. Last year alone, the MVPD system lost 7.2 million net subscribers and that number is going to continue to grow. And frankly that's part of what's fueling some of the digital growth. This is not really a new phenomenon. I cut the cord in 2012 when I was working at Netflix. We know that this has been going on for a while but the people leaving that ecosystem today are the late adopters, our customers.

And you can see from the chart below that more than half the households still rely on cable and haven’t really made a full switch to digital. And what we know is that when people do go to cut the cord, all those content services you get traditionally from your cable company, now need to be replaced with multiple apps, multiple sign ins and billing, creating more complexity and confusion for consumers, versus the convenience of a one stop shop. And so this gives us the opportunity to try to capture these late adopters and solve that complexity and confusion for them.

And while streaming is very much growing, according to Nielsen, streaming still only commands about 26% of the total streaming TV hours that are being watched. Cable and broadcast are still dominating at almost two thirds of the hours being consumed. As we start to think about streaming and streaming growth, it’s really going to be coming out of more traditional broadcast and cable as opposed to just a continued fight for that 26% share. We're going to see that expansion. And even within that streaming segment, while the household names – the Netflixes, the YouTubes and others do command the majority, 30% of that streaming viewership is coming from outside of those household named brands.

And we expect with more entrants and as the market continues to evolve, that mixture is going to continue to evolve.

And what's interesting, there's still growing adoption for even streaming hardware and streaming devices. Interpret recently released a study that said that of the people buying a streaming device, half of those are first time buyers. Separate studies show that at the end of 2020, of people surveyed, just over 30% of folks still did not have a streaming device in their home. That’s really suggesting there's still untapped segments of the market. The whole world is not streaming yet.

And then as far as the number of services, there's been a continued growth in the number of streaming services in the U.S. I think Parks recently released a study saying that the number of streaming services has doubled in the last five years to get to 300 just in the U.S. alone for OTT. And of course, the growing number of OTT services just puts more strain on customers as they have to decide what services they want to subscribe to, puts more strain on content discovery and account management. And what's interesting is you can see in that chart below the number of SVOD subscriptions are going to continue to grow. But the majority of the growth, or even the faster growth rates, it's coming from outside the established, or the big name SVOD players – the Netflixes, the Primes, Hulu, Disney. It's coming from those other players. Really what I’m suggesting is that it’s not really a winner take all, that Amazon or Netflix is a winner take all. But on top of that, it's going to be showing a lot of growth from these non-established players. And many of them are going to be looking to partners like Redbox who already have a trusted brand that can help them grow their business and help them compete against some of these large established players.

And finally, there's already evidence that this growing amount of choice is frustrating consumers. They're frustrated with toggling between services, they're frustrated with having to have multiple sign-ins and managing accounts. They're frustrated with having to navigate through multiple different UIs to try to find content. And that's a part of our strategy I believe we can help to alleviate. But further I think it also creates a ton of opportunity. As customers are starting to stack more and more services, they're looking for discounts, they're looking for ways to bring those bills down. As well as they're looking for ways to aggregate, to be able to manage multiple accounts, multiple different services, or a single account instead of having to toggle through many.

And so, that's our plan to really address that through a single app experience. Galen said at the top, our mission has always been to make it ridiculously cheap and easy for consumers to get the entertainment that they want. And we believe that we can do this by providing a single app experience with multiple services that can help provide more content choice, but also simplify sign-in and simplify content discovery, it can simplify billing. And of course, for us, with the goal of being everywhere that customers want to consume. So you can see down below the list of platforms we're on today. PlayStation's coming shortly this year. But the goal is obviously to be as broad as possible to provide convenience to our consumers. Now, if you think about, or look across the landscape and say, “what are the other major players that provide the level of choice that we're working to create?”

You know, there's two really major players that come to mind. One is Amazon, with their Prime video service. And with Amazon, the Prime video service is really about driving Prime subscriptions. That's what they originally intended and built that for. And so their target, and Michael, I remember hearing you actually say in a panel fairly recently, they're going after the higher income households. It’s not really the Redbox consumer that they're targeting. The other player is Apple. And Apple has got an Apple TV that's approaching $200 bucks. That's not really targeting our consumers as well when there's so many other cheaper streaming options in the marketplace today. So again, that gives us an opportunity to further differentiate by providing exceptional value through our rewards programs and our promo.

And we've already learned that giving our customers more choice, that multi-product experience, drives more enterprise value. So our customers that are transacting across physical and digital today, those multi-product customers are driving up to five times higher average revenue per user. They're generating materially more revenue. What's even more interesting is that the folks that are actually our multi-product customers, we see materially lower churn with those customers, implying that we're solving more of those content needs for that customer and giving them more of the what they want so they have fewer reasons to leave. And frankly, as we build out this multi-product on the digital side, we expect that behavior to expand, only because we're satisfying even more of those consumer, content needs and giving them more reasons to come back to us.

So, as Galen's already referenced our strategy is not just a plan for a digital future. This is something we're already executing on today. The TVOD service or Redbox On Demand, we launched a little over three years ago at the end of 2017. We’re seeing that business grow nicely. We launched a Free Live TV, the FAST channel service, in February of last year. The free on demand – the ad supported on demand component – we launched December of last year. And then the premium SVOD channels, giving customers the options to subscribe to premium third-party channels, that's coming Q2 of next year.

And so our strategy of moving customers from a purely physical world into a digital world, and to drive additional behavior, we see really is working. In the three plus years that we've been running our TVOD service, we've driven over 3 million customers, over 14 million lifetime transactions. You can see over the last three years, we've driven over almost 130% compounded annual growth rate of revenue. So we've been seeing great growth there, even though the TVOD market has largely plateaued as a business, this has been very much a fight for market share, it’s really a testament to Redbox's command of both our marketing reach and our customer reach. When we initially launched, there was some customer blow, when people are looking at the box and they're saying, "Well, I'm paying less than $2 here and now paying $5 for a digital rental."

But over time we were able to, through promo, through creative use of our loyalty programs, have our customers try the digital service, and then ultimately convert them into digital customers as well. And what's interesting is that a good percentage of the folks that we actually brought into this digital space were lapsed physical customers, meaning they stopped coming to us, stopped renting at the box and through our ability to re-engage them, we brought them back into the world. They started renting digital and actually a good percentage of those folks started renting at the box again. As I mentioned before, those customers are doing both physical and digital.

Those are some of our best customers, they’re really driving a much higher ARPU for us. And further to that marketing piece, the top right number, the $3 CPA, I think is especially exciting because that's a statement of our ability to acquire customers cheaply, our ability to leverage promo, use loyalty to really attract folks. I mentioned before, it's really expensive in this climate to go acquire new customers. And our ability to tap into our customers allows us to drive down our marketing cost and scale our businesses much faster.

So onto the ad supported video services. We fairly frequently poll or survey our customers, to get a better sense of, what they are looking for and how can we can better serve them? So when we surveyed about our digital business, one of the top things that continually came back was, “we want to see free content for Redbox.” And so we've built these ad supported video services, knowing that we had built in demand for it. For the Free Live TV or FAST channel service, we've got over a 100 channels, and that number is continuing to grow. On the AVOD, the on demand portion, we have over 2,000 movies and TV episodes that are live today. And that's growing on a weekly, if not daily basis. We're continuing to build that library as well.

And on our owned and operated channels live today, people are coming to watch and we’ve seen great initial trends even in our first year of business. In the last 12 months, we've already driven 9 million users into the service. We're doing over a million monthly active users. And the true test, I believe, especially at this stage of the business and how you show progress, is are you driving more hours? Are you driving more engagement with your users? And we've been seeing about a 21% compounded monthly growth rate against hours and engagement. So really, really great trends, and we're really, really excited and encouraged by the start that we've had on the ad supported side.

So the other part, as I mentioned we have a 100 channels as part of our FAST channel service, or Free Live TV. Three of those channels are Redbox branded channels. For those channels, we fully acquire content, we program that content, and make that live. What's exciting about that in my mind is that, it's a significant shift. We're moving away from just being a content retailer to also being a programmer of content. And that gives us the ability to, one, to differentiate, but two, it can become a conduit for us with original content over time. And one of those channels, the Redbox free movie channel, we've taken that channel and syndicated it so consumers can watch it as part of the Roku channel or Vizio watch free. And so for us, that drives more brand visibility, drives more eyeballs, it drives more impressions across other platforms as well. And we intend to syndicate more channels across these platforms and also syndicate to additional platforms.

Now going into the subscription or SVOD portion of it. The SVOD channel platform is giving our consumers the choice or the ability to browse content, to subscribe to, and to consume premium third-party channels that we plan to partner with like a Showtime or Starz, or something on the list that you see below. And it's interesting because it gives us the opportunity to participate in what today is a $26 billion market without having to compete with these deep-pocketed SVOD players that are already currently in the market today, who are battling it out trying to drive additional subscribers, trying to reduce or maintain churn levels. Instead we can help them acquire customers, we can help them reduce churn by driving subscriptions and by providing bundled offers in the marketplace – whether it's free nights at the box or providing loyalty points, but finding additional value to our consumers when we know that matters to them and help these customers, help these SVOD players grow. And we've gained a lot of confidence that we can do this because we did a couple of market tests last summer with two of these major players. One was Showtime, where we had an offer bundling free nights at the box with a Showtime offer. Over that 5-6 week campaign, we were able to drive 62,000 sign-ups during a relatively short period of time. That gives a ton of confidence, but also a ton of learnings with those tests.

And what's interesting is we've seen anecdotally that the SVOD services are paying up to $200 to go acquire customers. If you look on a quarterly basis for Netflix, their CPAs have bounced around over a $100 bucks. For us, we are able to drive new customers or sign ups, at just over $8. Now, obviously if you're trying to scale that, those costs may move around, but as a starting place, that's exceptionally cheap and really a statement of the strength of our marketing and the breadth of our customer reach.

So in summary, while we do have very ambitious digital plans, there's a number of factors that we believe will help to ensure our success. The first, is that we have an established and trusted brand in entertainment. We also have a strong association with value, which I think is a big differentiator. We have a large, 40 million customer base, that is highly differentiated in that they're value conscious, they’re later adopters of technology. We're not just focused on the major metros. We have this huge marketing reach, and what I think differentiates the huge marketing reach is that it's inclusive of 40,000 physical retail points of presence. This broad physical retail reach we have – people are walking by our kiosks every day. And as Galen mentioned, we're putting video screens on top. That further allows us to message to those customers as they're walking by.

Next, this isn't just a theoretical exercise of how Redbox takes physical to digital. We've already been able to prove that we can convert our customers from physical to digital. We've grown the TVOD business, and we have great business metrics to show that. And with the AVOD or ad supported business, those trends have been really strong as well. And then finally, we have this growing market on our side. We're moving into AVOD and SVOD, which is a rapidly growing market, which gives us a lot of space to grow with we believe we will carve out our space in a very rapidly evolving marketplace.

Well, that's it for me, thanks. I'd encourage all of you to download and play with our app just to get better sense and feel for how it works today. And I'd also encourage you, if you're going to check it out to check out our Roku app, it's really our lead platform that we've developed, and frankly, one we're exceptionally proud of it. So, thank you everyone, and I'll pass it back to Galen to talk about Redbox Entertainment.

Galen Smith

Thanks Jason. This is something that we started in 2019 that I'm really excited about. We saw that there were going to be gaps in the release slate. Obviously we didn't know how big those gaps would be in 2020 and 2021. This provides an opportunity for us to license, produce and distribute content that we know that our customers love. And the great thing for us is, that if the content works for us, we know it's going to work for other services that we're going to sell certain rights to. So we leverage our deep customer data, we know what actors they like, we know what genres they like, and we're able to make sure that we have content that we’re able to release both through the kiosk and on demand. And what we're actually doing is, building this library of content that we can use later on as it gets in that ad supported window.

We're really talent friendly because one of the limitations that we've seen over the past few years is that if a film or piece of content goes just to a streaming service, then only those consumers can see it. As you can imagine, there are a lot of artists and creatives that want the biggest possible audience to see that content, and we provide that by not only releasing it through our channels, but ensuring it goes through a very typical window strategy, which we'll talk about in a second. You see here on this slide She Ball, a movie we've just announced we picked up last week. And we'll be releasing that broadly come early August. And then we'll, monetize it as it goes through its various windows.

So on this slide, here are 12 of the 21 titles that we've released to date. And again, it's giving us the opportunity for us to release it, not only through our channels, but then drive incremental revenue in margin as we exploit it across different windows. We've got 26 more titles that we've already committed to, and our goal is to get to about 36 per year. One of the things that we announced last year is a partnership with Basil Iwanyk, producer of John Wick series, and who's also an investor in the PIPE as well. We wanted to use what many of you may be familiar with, the Blumhouse model, in terms of what they've done with horror, but apply it to action and thriller movies. Obviously with COVID it was impacted in terms of when we could start production, but we shot our first movie in February called Black Site in Australia that we'll be getting delivery of later this year and be bringing out to the market. And our goal is to be able to distribute across every different window.

Shadow in the Cloud is another movie that we picked up last year at the Toronto Film Festival with a partner. There was obviously a dearth of content earlier this year. On January 1, we released it at a $20 PVOD price. As you can imagine, that wasn't necessarily a great price point for a lot of our consumers, although we did see some transactions through our platform. But for the consumer that uses Amazon Prime or the consumer that uses iTunes, it actually did very, very well. We later released it to the kiosk and then continued to go through different windows. And today, you can find that movie available on Hulu.

As I mentioned, we're running through those traditional release windows We're starting with transactional whether a $5.99, $9.99, up to a $19.99 price point, whatever works for that particular movie. We're allowing it to come out of the kiosk. And then after about 90 to 120 days from when it initially comes out, we're also releasing it on a premium pay or SVOD channel.

So here you can see a number of the movies that we brought in and where we sold them. So, Becky was actually a movie we shot in 2019. We brought it out last summer, and then after we brought it out in the transactional window, it was later available on Showtime. I mentioned Shadow’s on Hulu. SAS is available on Netflix, and Capone is available on Prime.

And then as I mentioned, then we have the ability after it goes through the premium SVOD window to later be available on AVOD. And so we're able to then monetize it further by creating this library. So again, we're really, really excited about what this does, how this helps not only to support our main businesses, but create this incremental margin opportunity, particularly as we put it in the ad supported side of the business. And just to give you an idea, we're typically buying these movies or licensing these movies for somewhere between 15 and 25 years, so we're building up this library of value as we continue to bring these movies in.

This is another business, and I think it's really, really important to note for everyone here that this sits within our legacy revenue. So Kavita's going to walk through what this looks like, but in 2017, we started to leverage our best in class field team. Think about the 1,100 or so employees that we have around the country that are servicing the Redbox kiosk. On the right hand side, you can see the different types of service that we provide, whether it be helping do install, helping with break fix if a kiosk goes down. Someone else may need training, or helping to select the right location for those which are all services we provide.

You can see on the bottom left, the growth that we've seen in that business. We've continued to see growth from our partners as well as signing new partners. Last June, we signed a contract to service the Amazon locker business. If you see an Amazon locker somewhere around the country, if something happens with that, if there's something that breaks down, our team, the Redbox team, is the one that goes and fixes that. So we service all Amazon kiosks around the U.S.

One of our old sister companies, for those that used to cover us, ecoATM, we’re completely separated out, but we continue to provide service for them, everything from helping them to select a site, we do merchandising, we're picking up all the phones at the kiosk, and then any time a kiosk has an issue, we're also doing break fix. And so we've continued to see this growth. One of the key things about the service business as part of our legacy revenue is that it has nothing to do with any movie releases. We're really excited about what we’ve built, and we continue to expect growth in the coming years from this service business.

And now, I want to turn it over to Kavita to talk through our financials.

Kavita Suthar

All right. Thank you, Galen. And thank you all for your time today. I've been with Redbox for about six years now in various finance roles and took over as CFO last July. Prior to Redbox, I spent about a decade in the wireless industry so, definitely have seen some different industries.

I want to get into some of the financial highlights and into the presentation. First, a quick overview of recent industry trends. After over a year of COVID theater closures, we are finally seeing theaters reopening fully. In recent weeks, we have seen the domestic box office build with each new release as customers have felt more comfortable returning to the theatrical experience.

Black Widow's theatrical success last week was a notable milestone that provided added confidence that studios will stick to their theatrical release dates in the back half of the year. However, globally, theaters are still in the process of reopening, so large titles that depend on a global audience may continue to shift.

As the impact from COVID dissipates and theatrical exhibition returns to more normal levels, we expect approximately 140 to 150 titles to release next year, after seeing half of that volume in 2020 and 2021.

From an SVOD perspective, many content providers have created direct to consumer offerings and will need to show continued subscriber growth in the coming years to justify their equity valuations. That creates the perfect opportunity for the Redbox SVOD channels platform, as Jason mentioned.

Separately, continued cord cutting, increased adoption, and more alternatives for consumers will drive rapid growth in the AVOD market in 2022. So, all these industry trends offer positive tailwinds for Redbox in the coming years.

The next slide provides a visual layout of our two major reporting segments and the components within each one. The legacy segment is made up of three major pieces. First, the Redbox physical kiosk business, which contains the rental and sell through of physical discs. Second, the Redbox Entertainment business, and third, the service business, both which Galen just spoke about.

On the right hand side, you'll see our digital segment, which is made up of four major components, the transactional VOD business, the ad supported business, the SVOD channels component, which we’ll launch in 2022, and fourth, the media network advertising business, where we monetize ad impressions across all of our marketing platforms, such as email, app, web, and kiosk. This is separate from the ad revenues generated from ads via AVOD and free live TV. Media Network also includes direct ad sales. We have about $1.1 billion in revenue projected for 2023 across both segments.

The next slide will discuss our key investment areas and how we're going to get there. The transaction will provide us with the capital necessary to accelerate our digital transformation. The key areas of investments listed here break down levers to help us achieve our projected revenues.

The first major investment will be to license more AVOD content and grow our library with more content that resonates with our customers. The second major bucket of investment will go towards building out our SVOD channels platform. We expect to spend between $10 to $15 million in capex developing that platform once the transaction closes. Third, we will lean heavily into marketing our digital products to drive more awareness of what we have to offer to a broader consumer base. And finally, we will continue to build our library of original exclusive titles through Redbox Entertainment.

On the next slide, you'll see how revenue grows in 2022 and 2023 as the investment supported digital transformation accelerates atop of our legacy foundation. The legacy business was materially impacted by COVID theater closures that began March of 2020.

If you look at the gray bar at the bottom of the slide, we've shown the theatrical counts by year. So in 2020, we saw theatrical releases cut in half, from 140 to less than 70. Given the delayed reopenings of theaters in 2021, as studios are trying to get behind the vaccination push, we will also see fewer than 70 titles in 2021, with the majority of our releases in the back half of the year.

In 2022, we will naturally see the legacy business build back to higher levels with more titles set to be released. We are also diversifying the legacy revenue with the Redbox Entertainment and service business revenue streams, which are both growing.

The digital revenue here, depicted in the pink bars, includes TVOD, which is present in all years, and then we layered on free live TV, which launched early 2020, and then AVOD starting in December 2020. AVOD will accelerate with the investment and licensed content and marketing that begins later this year post transaction. Finally, SVOD layers on top in the first half of 2022 and grows into 2023. Altogether, we are projecting $906 million in revenue in 2022 and $1.1 billion in 2023.

Diving deeper into the assumptions, we break down the pieces of revenue on the following slide. So of the legacy segments, the physical kiosk business is expected to return to more normal levels with the releases that are projected, 140 to 150 titles in 2022 and 2023. We are decaying productivity on a per title basis in 2022, and then we continue to use a mid-single digit decline rate for physical rentals in 2023.

And then Redbox Entertainment, as a reminder, is where we license and distribute original content through our own physical and digital networks as well as monetizing the content across other distribution platforms. Redbox Entertainment revenues will continue to grow each year as we ramp up to 36 titles per year.

We acquire the rights to license these titles for 15 to 25 years, which will continue to provide an annuity as these titles are monetized through those years. The one thing to keep in mind, again, is that downstream window monetization for SVOD and Pay 1 windows begins about three to four months post initial release.

The third component of the legacy business is our service business. We expect low single digit growth for the service business as we grow alongside our current partners and selectively add new partners in the future.

The digital revenue drivers are summarized here. TVOD also benefits from a normalized revenue release slate in coming years, as more releases help all platforms. Further, as studios have moved to unified pricing, TVOD revenue will also grow naturally. Unified pricing or single format pricing is where standard definition and high definition transaction are both offered at the same higher HD price point.

The ad supported products will greatly benefit from the increase in investment in the content library as well as marketing. We are expecting MAUs to grow by about three to four times in 2022.

Heavy investment into building out our SVOD platform will begin once the transaction closes, and is expected to launch in the first half of 2022 with multiple premium channel options for customers to subscribe to. A key differentiator for Redbox in this area will be the inclusion of our Perks program as well as the bundling of free movie nights at the kiosk.

Media Network will grow ad sales through a partnership with Screenvision as well as through the expansion of more kiosk video screens at those 4,000 kiosk locations. Redbox will continue to find ways to monetize ad space across all of our various platforms and marketing vehicles.

To dive a bit further into our physical rental trends, I wanted to show you the lifts we see in rentals when we have good content at the kiosk, to demonstrate how we are projecting that growth in 2022. After almost a year of very few theatrical releases hitting the kiosk, we released three solid titles the week of 2/9/2021 and saw a 24% lift in weekly physical rentals. Similarly, we released Croods and Monster Hunter on 3/2 and saw a 19% lift. And in March, we released Wonder Woman 1984 and News of the World and saw a 14% lift.

So as we build back the content at the kiosk, we will continue to see builds in our rental performance. The main thing we've been missing is consistency in our releases, which we expect will be resolved in late Q3 and into Q4 2021.

As we think about our physical business, we look at content in a couple of different ways. First, we look at the rental performance on a per title basis as measured by box office dollars. We do see a strong correlation between box office and rental performance at the title level, but it's not just about the blockbuster titles or purely title count.

Redbox's sweet spot is in the $25 million to $100 million box office range, where there's some awareness of the title due to its theatrical release driving demand for customers to rent it at the kiosk. What pushes titles above or beyond the curve is often genre.

On the next slide, you'll see how action and family titles over index in the physical rental performance with our customer base. So getting back to a regular cadence of theatrical releases with a good mix of action and family titles will be key to driving customers to the kiosk.

On the next slide, I wanted to put our digital revenue projections in context of the total addressable market. So in the top section of this slide, I'm relating our total digital revenues as a percentage of overall TAM. We have, we only have to achieve 0.37% of the market in 2022 and less than a percentage share in 2023 to hit our current projections.

On the bottom half of the slide, you'll see that we have already proven our ability to capture market share with our TVOD business, where we have grown our market share from 0.4% in 2018 to 1.4% in 2020.

Finally, on my last slide, you can see the flow through to adjusted EBITDA, which we have growing at a compounded annual growth rate of 28%. The return to a normal physical release slate in 2022 will naturally drive an increase in adjusted EBITDA alongside our diversified legacy business and our digital transformation growth.

We anticipate a lower capital expenditure requirement for our legacy business, leading to high free cash flow conversion rates. Overall, we project free cash flow to grow at a compounded annual growth rate of 34% from 2020 to 2023. And with that, I will turn it over to Jay Burnham from the Seaport team.

Jay Burnham

Thanks, Kavita, and nice to meet everybody. My name is Jay Burnham. I'm with the Seaport Global Acquisition team. I work closely with Steve Smith on all aspects of the transaction. My primary focus is identifying and working with our chosen merger partner, Redbox. I'm on the board of Seaport Global Acquisition Corp. now, and I'm excited to continue on the board of Redbox post transaction.

I want to take just a little bit of time to review how we view the transaction and the Redbox opportunity. When we started on this process about a year ago, we laid out several goals and criteria for ourselves in identifying the ideal merger partner. The criteria are all listed here. These were also listed in our initial offering documents. And Redbox ticks all the boxes.

First and foremost, we wanted to find a great established business that we could use our expertise in investing in transitional businesses and help them get public. It was also very important for us to find a company that could benefit from the capital we bring to the transaction and benefit from being a public company. And additionally, we were very fortunate in finding a very strong management team.

In addition, we wanted to create a great value opportunity for our investors and investors going forward. We wanted to price the transaction so that value investors and investors in the transaction post close would see a great opportunity. So, the next couple of slides will show you how we view Redbox in the space and the value proposition that the transaction creates.

First, we look at the public peers. You are all familiar with these names. And this is where we see Redbox in the space. In the right circle, you've got all the legacy players, all established brands. In the left circle, you've got the digital players, all characterized by rapid growth. And we see Redbox right in the middle of the two circles with its established brand, established business, and then its rapidly growing digital platform.

And on the next slide, using the same peers, you can see the value opportunity that we're creating. In the top half of the graph, you can see that we're creating Redbox at a multiple of less than one times revenue, versus the digital guys trading at a much higher multiple, and even a discount to the legacy players.

And then the bottom half of the graph, I think more importantly, we're creating Redbox at a multiple of less than four times EBITDA, very favorably compared to the comps. We understand that Redbox is sort of a two pronged business.

And if you look in the top left of the graph, we think ideal comps for the digital business are there in the middle. CuriosityStream, Fubo, and Chicken Soup for the Soul Entertainment. The legacy business comps better on an EBITDA basis to the established players.

And then finally, we've created this value proposition, but still have great growth and great margins. In the top half of the graph, you can see that our growth for next year compares very favorably to the industry. And in the bottom half, you can see our gross margin also compares favorably, both the digital players and the established players.

So that's a little bit about how we view the transaction. I'll turn it back to Scott so he can queue up for questions. Galen and the team have plenty of time.

Scott Bisang

Awesome. Thank you, everybody. And, we will start with Austin, if he wants to go first.

Austin Moldow

Hey, thanks very much. Appreciate the presentation and the additional clarity in the new deck. How are Redbox Entertainment films produced and funded? And can you also talk about the total size of the content library as it currently stands?

Galen Smith

Yes. So most of those titles that we showed in 2021, I would say that we've got ad supported rights for most of those as part of the library in the future.

The way that it happened is, in 2019 and 2020, as you can imagine, there were a number of finished films that we were able to go and pick up. As we went through 2020, as everyone was looking for content, the number of finished films that were available really went by the wayside. And you really had to find partners that you could basically do as a pre-buy. So we know ahead of time the script, cast, director, producer. So that's one way.

The other thing that we've done is, a similar structure to what I mentioned with Basil, where he obviously, creates incredible films like John Wick and Greenland and a bunch of others under Thunder Road. We worked with Basil to create our own brand. It's called Asbury Park. And we'll do 12 films over the next couple of years.

And so it's going to be a combination as we go forward of doing both the slate deals where we're agreeing ahead of time. Again, we still have approval rights. And then also doing ones where there's opportunities for us to pick up one off films. So we've got a number of ones that we have locked up that we haven't yet announced.

Typically, what we're doing is we're buying through a minimum guarantee, the distribution rights either for North America or the US. And then in terms of how it works from a financial perspective, we take a distribution fee for releasing that film. We also then recoup the minimum guarantee that we pay upon receiving that film, and then we share in the backend as we monetize it across different windows.

One of the really key things to keep in mind for all this is we're not in the business of, despite the fact that we're committing to a film ahead of time, taking any kind of production risk. We only pay once a film has actually been delivered so there's no production risk that we take whatsoever. If a movie was stopped somehow midway, it wouldn't matter. It wouldn't be something that we'd be on the hook for.

And then we actually set up, at the end of last year, a $20 million financing line with Union Bank, who does a lot of movie financing, to be finance these MGs. And then we pay that back, as revenue starts to come in from the various films. It may be the case as we ramp that we'd use some cash from the balance sheet, but right now, we have ample liquidity as it relates to the Union line.

Scott Bisang

Thanks, Austin. Why don't we go to Eric Wold next. Eric?

Eric Wold

Thank you. Question on the comments around degradation of productivity in the kiosk starting in '22. I guess one, what are your thoughts on how that trends kind of beyond '22? And can you offset that by actions directly around the kiosk, or the thought that you offset that by modernization of your customer base as a whole, kind of other businesses ramping up to offset that?

Kavita Suthar

Sure. So in terms of the titles coming out, the number of titles is obviously where we're looking for a volume increase at a slightly lower rate. And then in the outer years, we're thinking a mid-single digit decline on that productivity.

Using our Redbox+ program as well as other platforms we can definitely offset that. I think right now what we're trying to do is say, "Hey, if we offer our customers several options to view our titles, they'll have different ways to view, so we can capture them elsewhere as well." So we built that in to be conservative to make sure that we've captured the growth elsewhere.

Galen Smith

And the other thing I'd note, Eric, in terms of revenue versus rental degradation, is we do continue to have opportunities as it relates to price at the kiosk that we can continue to take, just because of the value there.

One of the trends that people on this call may have seen is that most studios have or will move to single pricing on VOD. So instead of having a different price point for SD versus HD, it's all moving up to that higher $5.99 price point. So that continues to give us opportunity to be able to continue to raise the SD price and still leave it at a great value.

Eric Wold

Thank you.

Scott Bisang

Next we'll take a question from Tom. Tom?

Tom Forte

Great. So thank you, Galen and team for hosting the call. I had a question on your advertising efforts. So is it purely programmatic, or do you also have a direct ad sales force? If so, how big is your direct ad sales force? And then lastly, can you talk about your ad load? When I look at Crackle, I think of them as kind of a high ad load, meaning they show a lot of ads when you consume an hour of content. I think of Roku as kind of a medium, and Amazon's IMDB TV as a low. Thanks.

Jason Kwong

Sure. I can take that. So, I would say right now, especially in the early stages, and speaking specifically for on the ad supported video side, direct is tough until you hit a certain volume. Even programmatic, getting any attention from a lot of programmatic players gets tough until you actually reach a certain volume.

Against the promise of what Redbox can deliver and the growth that we can deliver, been able to sign all the major programmatic partners fairly quickly, even within the first few months of us kind of getting out that gate. And so right now, we're heavily reliant on programmatic ad fill and inventory and we're doing yield optimization against that. But we're also starting to bring in direct ad sales over the top. We have a small team internally. There are a couple people that are doing ad sales, but then we also have, separately, announced that we partner with Screenvision. Screenvision is one of the leaders in in-cinema advertising with a ton of sales people, both local, regional, and national that are selling against Movie Lovers. And so we partner with them to augment our direct sales efforts to help drive direct sales over the top. We're just starting to see some of that come in. We have some local, regional as well, some of that demand starting to come in, so we're seeing that start to build, but we also expect to continue building as part of this transaction, more of our internal direct sales as well.

With regard to your question on ad load, it’s generally about eight minutes an hour.

Tom Forte

Thank you Jason.

Jason Kwong

Yep. You're welcome.

Scott Bisang

Next we'll take a question from Michael Pachter.

Michael Pachter

All right, so I'm going to repeat two of the questions because I had five questions on AVOD, but I actually want to get to your goals, where you want to be in, say, five years. So, number of hours of content on advertising video on demand, how many hours of content do you have available now and what's your goal in five years?

Second, I'm going to ask all five in a row. Number of hours that your average viewer views per week, per month, however you measure it, and where do you think that's going? To follow up on Tom's question, you know, the number of ads delivered per hour, you said, eight minutes, which actually sounds like a lot. What's your long time, long term goal?

CPMs and what's your long-term goal? And then broad question: Do you share revenue with anybody like Roku, if somebody uses a different device? That's it for AVOD, and then I have a follow-up question on live TV.

Jason Kwong

Okay, so, I might have to ask you to help me.

Michael Pachter

I've got them all written down. I'm good.

Jason Kwong

I haven't gauged it from an hours perspective. I would guess that would probably exceed 4000 hours today. We've got over 2,000 assets that are live. The majority of them are actually movies. We're really starting to build in the TV piece as well, so I'm just going to say hours per asset will start to come down as those are shorter run time. And as far as the goal, the goal for us is trying to build that library. A near term goal is to get to more like 10,000 assets. I think that the breadth of it probably matters a little bit less to me. And really what is the quality of the content that you're bringing on the top. The reality of it is when you get into this multi-product environment, my goal is that you as a consumer come in, and I give you something that you can watch.

Whether you're subscribing to a third party, you're renting TVOD. We know people watch more TV content during the week. They watch more movies on the weekend. It's just a different type of event viewing, and if I can get you watching news on free live TV in the mornings, watching TV at night, and then reminding you to watch a new release movie on Friday, Saturday, only to watch the big HBO series drop on a Sunday night. And I can drive that conversion every time they open the app. That ultimately becomes the goal. And so, surfacing my 10,000th hour of long tail AVOD content probably matters a little less to me, than how I drive compelling personalized flows based off of your behavior and the type of content you want to watch and surface that.

It's very much the way Netflix does it, they deprecate search because they know they don't have everything. They don't want you coming in and searching for a Disney movie that they don't have only for you to churn out because you're like, "Oh, they don't have that." They'd rather surface content that they have that they think is relevant to you only to get you to engage and watch and convert on each individual app session.

Michael Pachter

Okay. Second was hours viewed per viewer.

Jason Kwong

Hours viewed per viewer varies a lot between free live TV and AVOD. It's not something that we’ve really shared broadly yet. Obviously that number continues to grow. I can tell you that with free live TV, we're seeing shorter average session length than on the AVOD side. For AVOD, we're seeing far longer, almost to the length of a full movie, which, frankly, is surprising for us. We expect people to jump out much more quickly, but we're really seeing that engagement there.

Michael Pachter

And then you talked about ad load. Eight minutes, to me, sounds like a lot. Is that kind of peak, or do you expect to get any higher?

Jason Kwong

It's not going to go any higher. On the AVOD side, we've actually been playing and taking some of that down and obviously with the AVOD side, if it's not filling it gets you back to the program much more quickly. On the free live TV side, there's some requirements on ad load, especially where in cases we're doing this against revenue share. And so we've been playing with it at least on our own channels and, taking some of that ad load down. That ad load is typical of what you see on traditional TV.

Michael Pachter

The last two on this one are CPMs and where you think they go, and then CPMs revs. And then rev share with devise manufacturers.

Jason Kwong

Yeah, absolutely, I think CPMs, they obviously can on the programmatic side range on the low side in times of low season ad load fill, maybe you're getting down to, eight to ten dollars, depending on the platform. If you're looking at mobile web, that can get be lower. On the high side, on the programmatic, you're probably driving up to 18-ish dollars. You've seen a lot more on the local side drive into the $17, $18, range. On the direct, it's north of that, going into the low 20s to mid 20s. Over time as we drive more scale and do increased targeting, we expect those CPMs to continue to increase.

So it's interesting, I think obviously as our services continue to scale on our ability to drive the larger segments, we'll grow and we can continue to drive CPMs up.

Michael Pachter

And then final question, what's your business model on live TV, what is the rev share? How does it work? Obviously most of the ads are going to the live TV broadcast, but how do you guys make money?

Jason Kwong

Obviously ads go both to the AVOD and the free live TV on the fast channel side. We essentially work as a distributor for these content partners. Either it's a revenue share, or an inventory share. And so the partner comes through, and for those that already have their own monetization capability, they come in at the top, and it’s essentially a round robin against that share and they monetize their piece, we monetize our piece. In other cases, we take 100% of the inventory, we fully monetize and we pay revenue share back to that partner, which is interesting because there's always a featuring effect on the free live TV side. You feature different channels and you drive more viewership because it's at the top of the stack, and so, we'll actually see our revenues and our impressions fluctuate because in certain cases, if it's an inventory share versus the revenue share, the amount of impressions we're able to serve relative to the same amount of viewership will fluctuate.

Michael Pachter

I'm good. Thank you.

Scott Bisang

All right, Marvin is up next.

Marvin Fong

Okay, great. Thanks for taking my questions. Nice meeting everyone. I don't believe I've had the pleasure before. I have three questions. So first one, on the legacy business, I think you cited the 90% coverage within five minutes. Just curious, how has that trended over time? I mean, I used to use Redbox a couple of years ago and then the kiosk disappeared from the vendor I was using. I was just curious what that trend has been and what are the risks to some of your larger retail partners. When do those agreements come up for renewal? That sort of thing.

Second question: You alluded on one of your slides that investing in marketing, bringing up the awareness of all your great innovations. Just curious if you can help us put some of that marketing in context, perhaps how much you're looking to spend? Or how you plan on phasing that in over the next couple of years?

And then my last question, specifically on the Showtime relationship. You had great success adding new signups for that. As we look to the future, I was just curious about retention. Was Showtime happy with the retention of that? Your consumer does skew a little lower income – are they more likely to turn out, or do they stick with these subscriptions? Thanks so much.

Galen Smith

Thanks. So I'll take this and then if I miss anything, team, feel free to jump in. In thinking about the kiosk network, it is something that changes over time. One of the things that does happen on the retail side, there's normal store attrition that happens. So, from time to time we have stores close or go away. Also, there's times where there may be space limitations, but overall we've actually continued to install kiosks over the last few years. And what we really want to do is, you may take out a particular retail location, but what we want to do is make sure that we're serving the customers in the best way. So, one of the trends that we've seen over the last particularly, I'd say, three years, is a move towards greater opportunity in the Dollar channel. So, Dollar's been one of the only retailers that's continued to expand their retail footprint and so we've leaned into being able partner with them. So that's one.

Two is, we do find opportunities from time to time to optimize our network in a way, where we look at our highest density markets and say, all right, if we took this kiosk over here, could we still recapture a majority of those rentals and do it in a much more profitable way? Because we're serving that customer through another convenient location that already exists. So, we will go up and down a bit in terms of kiosk count, but I think we have more kiosks today than when we closed the transaction in 2016.

In terms of retail relationships, we have a lot of really strong relationships. The goal that we have is to create value in multiple ways. One obviously, they're sharing in the revenue that we're generating at the kiosk.

Also, Redbox has always been a traffic driver for getting people to stores. So, think about, the new release comes out, so Wrath of Men comes out yesterday. I want to see Wrath of Men. I actually went to my local Safeway and picked it up on the way home yesterday. And so it is a traffic driver. I had no intention of buying anything and then obviously realized I forgot some stuff so I grabbed some groceries while I was there. And that's exactly the pattern that we want to continue to drive with consumers. So that's the legacy and the opportunity. Contracts are somewhere between one and five years.

The second thing is marketing. The way that we think about the interplay between marketing and licensing content is the content that you license also, becomes a really helpful marketing tool. So, someone watches and we may say, hey look, what we're really seeing is this type of content’s performing. We want to lean further into it. We're going to license more of that content from studios, particularly for our ad supported businesses. So, that can be a marketing lever.

The other is actually telling more people about it. And so, we've got this, we haven't announced it yet so can't give too many specifics yet. We've got this major promotion starting in Q4 with an OEM that will have us on box with an offer inside. So, it's going to continue to grow significantly.

And then related to your last question, one of the differentiators, and I apologize if I did not make this as clear when I was going through the customer slides up top. One of the differentiators is being able to use nights at the kiosk as an incentive. The opportunity we showed you with Showtime was, you get five nights and a month subscription. Another one that we did last summer was, you get fewer nights to start, but you actually receive additional new nights at the kiosk every single month as part of your subscription.

So, we've got this ability to help drive more retention by providing additional value to that consumer. So you could be, in between spots in terms of what a particular service has in terms of new content. They're trying to fill that-that product pipeline, but don't always have something and so if we can help them by having those nights at the kiosk, keep someone as a subscriber, because they're getting this incremental value, then it does create this great synergy. And I would tell you that, Showtime specifically, would love to partner again.

Marvin Fong

Perfect. Thanks so much Galen.

Scott Bisang

All right. Let's turn to Alexia. Go ahead.

Alexia Tsimikas

Hi. Thanks for taking my questions. I have two. First, what is the cost of content for your Redbox channel? And then second, how much of the content on the Redbox channel is proprietary?

Jason Kwong

Sure, first question around content or licensing that goes into Redbox channels. On the AVOD side, when we license content, we've started and launched the majority of them, on a rev share basis, that will fluctuate depending on the partner. So, obviously, as they make money we make money. One of the focuses as we're thinking about bringing in additional growth capital is accelerating more licensing, where you're essentially paying fixed fees against the content. That will be a wide range of values. The typical way they’re licensing that content for TV is typically yearlong agreements.

For movies, studios are typically willing to license it as short as one month terms. Then the pricing with that ranges depending on how the title does at the box office, etcetera. We're working to build creative packages that are both high profile and can drive marketing conversion as well as engagement viewership. I know I'm giving a very vague answer, but the pricing really does vary on a per title basis.

Galen Smith

And then on the second question in terms of the original content, none of it is really ours today on our platform. We're just getting to the point with some of the 2019 releases that we did that they're now available in the ad supported window. Because we're following, pretty traditional, pay one, or SVOD licensing, you tend to license that content to particular services for somewhere between 18-24 months. So, now we're just seeing that stuff come. So, one of our first movies that we did was called Benjamin, with Bob Saget. And that is one is now available.

One of the things that is really, really interesting for us is, and you may see this as you experience other services today, it's going to hold true for us as well. You don't really want content for a long time. I think you just saw this with the announcement of what Universal's doing with content as it relates to Peacock.

It's coming out for four months then it's going away for 10, then it's coming back for four months. You don't really want ad supported content for that full 18 months. You want to be able to pulse it, and so, the interesting thing for us, is our ability to not only pulse the content that we own the distribution rights for on our own service, but it will actually drive incremental revenue and margin by then licensing it to another service. And so we're going to figure out what works best as we go forward, but like I said, we're just getting to that point we're going to be able to show those first couple movies, like that.

We did a Nicholas Cage, Lawrence Fishburne movie that was called Running with the Devil. And then also one with John Travolta called The Fanatic, and that should be coming up as well. And those are all 2019 titles. We'll continue to build as we get to 36 titles a year, having this great library behind us.

Alexia Tsimikas

Thank you.

Scott Bisang

Are there any other questions?

Galen Smith

I want to thank you for taking the time to be here today. Redbox is at a really interesting inflection point. We've already shown this incredible success in moving consumers from the physical legacy business to the digital business. And we think that can continue as we continue to invest behind the business. We're grateful for the partnership with Seaport to be able to raise this incremental growth capital to invest behind this digital transformation that we're doing. And I think, Redbox supports this really unique and differentiated customer base that no one else has and studios greatly value. And so, we're really excited to, have you along as part of this journey as we got forward.

Important Information About the Business Combination and Where to Find It

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